SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND Amendment to AMENDED AND RESTATED Employment Agreement (this “Amendment”) is made and entered as of this 25th day of July, 2016, (the “Amendment Effective Date”) by and between InspireMD, Inc., a Delaware corporation (the “Company”), and Craig Shore (the “Executive”) for purposes of amending that certain Amended and Restated Employment Agreement dated as of May 5, 2014, as amended on January 5, 2015, by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Section 1.3 of the Agreement is hereby amended as of the Amendment Effective Date by deleting said section in its entirety and substituting in lieu thereof the following new Section 1.3:

1.3 Term of Employment. The term of this Agreement shall continue until 11:59 p.m. Eastern Time on April 20, 2020 (the “Initial Term”) unless sooner terminated or extended as provided hereunder. This Agreement shall automatically renew for additional one-year periods on April 21, 2020 and on each and every April 21st thereafter (each such extension, the “Renewal Term”) unless either party gives the other party written notice of its or his election not to extend such employment at least six months prior to the next April 21st renewal date. Further, if a Change in Control occurs when less than two full years remain in the Initial Term or during any Renewal Term, this Agreement shall automatically be extended for two years only from the Change in Control Date and thereafter shall terminate on the second anniversary of the Change in Control Date in accordance with its terms. The Initial Term, together with any Renewal Term or extension as a result of a Change in Control, are collectively referred to herein as the “Term.” In the event that the Executive continues to be employed by the Company after the Term, unless otherwise agreed by the parties in writing, such continued employment shall be on an at-will, month-to-month basis upon terms agreed upon at such time without regard to the terms and conditions of this Agreement (except as expressly provided herein) and this Agreement shall be deemed terminated at the end of the Term, regardless of whether such employment continues at-will, other than Articles VI and VII, plus specified provisions of Articles IV and V to the extent they relate to termination of employment after expiration of the Term, which shall survive the termination or expiration of this Agreement for any reason.

2. Section 2.2 of the Agreement is hereby amended as of the Amendment Effective Date by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.2:

2.2 Base Salary.

(a) The Executive shall be paid a base salary of no less than US$20,833.33 per month (US$250,000 on an annualized basis) while he is employed by the Company during the Term; provided, however, that nothing shall prohibit the Company, to the extent permitted by law, from reducing the base salary as part of an overall cost reduction program that affects all senior executives of the Company Group and does not disproportionately affect the Executive, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the minimum base salary amount set forth above (or, if the minimum base salary amount has been increased during the Term, 90% of such increased amount). The Executive’s base salary shall be reviewed annually by the Chief Executive Officer for increase (but not decrease, except as permitted above) as part of the Company’s annual compensation review.

(b) As the Executive is employed by the Company in a senior managerial position involving a fiduciary relationship between the Executive and the Company, the Work and Rest Law (5711-1951), and any other law amending or replacing such law, shall not apply to the Executive or to his employment with the Company, and the Executive shall not be entitled to any compensation in respect of such law. The Executive acknowledges that the compensation set for him under this Agreement includes compensation that would otherwise be due to the Executive pursuant to such law.

(c) Subject to Sections 3.3 and 3.5 below, the base salary shall be comprehensive and all-inclusive in that it shall be deemed to represent the Executive’s entire compensation for his employment and work under this Agreement, including those social benefits which can be embodied under law in his base salary, except where it is otherwise specifically set forth in this Agreement.

3. Section 2.3 of the Agreement is hereby amended as of the Amendment Effective Date by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.3:

2.3 Bonus or other Incentive Compensation. During the Term, the Executive shall be eligible to receive annual bonus compensation in an amount equal to 60% of his then-base salary (the “Annual Bonus”) upon the achievement of reasonable target objectives and performance goals as may be determined by the Board in consultation with the Executive (the “Goals”). The Executive shall be eligible to receive 100% of the Annual Bonus if he achieves 100% of the Goals. If the Executive achieves less than 100%, then the Executive shall be eligible to receive the corresponding percentage of the Annual Bonus. In the event the Executive’s actual performance exceeds the Goals, the Board may, in its sole discretion, pay the Executive bonus compensation of more than 100% of the Annual Bonus. In each case, the Annual Bonus shall be payable in accordance with the Company’s annual bonus plan (the “Bonus Plan”). Amounts payable under the Bonus Plan shall be determined by the Board and shall be payable following such fiscal year and no later than two and one-half months after the end of such fiscal year. The Executive’s Annual Bonus shall be reviewed annually by the Chief Executive Officer for increase in the amount of the percentage of his then-base salary (but not decrease), as part of the Company’s annual compensation review. In addition to the Annual Bonus, the Executive shall be eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion. Any bonus or incentive compensation under this Section 2.3, the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing. The payment of any Incentive Compensation shall be subject to all federal, state and withholding taxes, social security deductions and other general taxes and any other withholding obligations required by applicable law. Payment of Incentive Compensation with respect to a particular calendar year during the Term does not guarantee the award or payment of Incentive Compensation in any subsequent calendar year.

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4. Article II of the Agreement is hereby amended by adding the following new Sections 2.5 and 2.6 to the end of Article II:

2.5 Equity Grants. On or within ten (10) business days of July 25, 2016 (the “Date of Grant”), the Executive shall receive, subject to Board approval and provided that the Executive is employed by the Company on the Date of Grant, a grant of equity awards with respect to an aggregate number of shares of the Company’s common stock equal to 1% of the Company’s outstanding common stock and common stock issuable upon the conversion of the Company’s outstanding Series B Convertible Preferred Stock on the Date of Grant, 50% of which shall be granted as restricted stock and 50% of which shall be granted as nonqualified stock options (collectively, the “Equity Grants”). The Equity Grants shall be, in each case, subject to the terms and conditions of the InspireMD, Inc. 2013 Long-Term Incentive Plan (the “2013 LTIP”), together with the 2013 Employee Stock Incentive Plan (the “2013 Israeli Appendix”), which is a sub-plan to the 2013 LTIP (collectively, the 2013 LTIP and the 2013 Israeli Appendix being referred to herein as, the “Incentive Plan”), and a restricted stock award agreement and nonqualified stock option agreement (as applicable), which terms shall include, without limitation, (i) for the nonqualified stock option, an exercise price equal to the Fair Market Value (as defined in the Incentive Plan) of the Company’s common stock on the Date of Grant; and (ii) vesting of one-third of each award on the first, second, and third anniversary of the Date of Grant.

2.6 One-Time Bonus. The Company shall pay to the Executive a one-time lump-sum cash bonus in an amount equal to US$50,000, less applicable taxes and withholdings, payable on or before September 1, 2016.

5. Section 4.6 of the Agreement is hereby amended as of the Amendment Effective Date by deleting said section in its entirety and substituting in lieu thereof the following new Section 4.6:

4.6 Termination by the Executive. The Executive may terminate his employment at any time during or after the Term by delivering to the Company a Notice of Termination 30 days in advance of the date of termination (a “Voluntary Termination”). The Executive may also terminate his employment for Good Reason (a “Good Reason Termination”) by delivering a Notice of Termination to the Company 30 days in advance of the date of termination; provided, however, that the Executive agrees not to terminate his employment for Good Reason until the Executive has given the Company (or a successor in interest in a Change in Control) at least 30 days’ in which to cure the circumstances set forth in the Notice of Termination constituting Good Reason and if such circumstances are not cured by the 30th day, the Executive’s employment shall terminate on such date. If the circumstances constituting Good Reason are remedied within the cure period to the reasonable satisfaction of the Executive, such event shall no longer constitute Good Reason for purposes of this Agreement and the Executive shall thereafter have no further right hereunder to terminate his employment for Good Reason as a result of such event. Unless the Executive provides written notification of an event described in the definition of Good Reason within 90 days after the Executive has actual knowledge of the occurrence of any such event, the Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. For purposes of this Agreement, neither a Voluntary Termination nor a Good Reason Termination shall include a termination of the Executive’s employment by reason of death. Neither a Voluntary Termination nor a Good Reason Termination shall be considered a breach or other violation of this Agreement.

6. Section 5.1 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

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5.1 Death; Disability; Resignation for Good Reason; Termination without Cause. If at any time during the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, 4.4 or a Good Reason Termination in Section 4.6, in addition to any amounts the Executive is entitled to receive under the Policy pursuant to Section 3.5, the Executive shall be entitled to the payment and benefits set forth below only. If at any time after the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, 4.4, or a Good Reason Termination in Section 4.6, in addition to any amounts the Executive is entitled to receive under the Policy pursuant to Section 3.5, the Executive shall be entitled to the payment and benefits set forth in (a), (b) and the specified provisions of (c) only.

(a) any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law; provided, however, that the Executive shall be entitled to receive the pro rata amount of any Bonus Plan Incentive Compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs and based on the percentage of the Goals actually achieved by the Executive as described in Section 2.3) that he would have received had his employment not been terminated during such year. Nothing in the foregoing sentence is intended to give the Executive greater rights to such Incentive Compensation than a pro rata portion of what he would ordinarily be entitled to under the Bonus Plan Incentive Compensation that would have been applicable to him had his employment not been terminated (based on the percentage of the Goals actually achieved by the Executive as described in Section 2.3), it being understood that the Executive’s termination of employment shall not be used to disqualify the Executive from or make him ineligible for a pro rata portion of the Bonus Plan Incentive Compensation to which he would otherwise have been entitled (based on the percentage of the Goals actually achieved by the Executive as described in Section 2.3). The pro rata portion of Bonus Plan Incentive Compensation shall, subject to Section 7.16, be paid at the time such Incentive Compensation is paid to senior executives of the Company (“Severance Bonus Payment Date”) but in no event later than two and one-half months after the end of such fiscal year.

(b) a one-time lump sum severance payment in an amount equal to the sum of (i) 100% of the Executive’s Base Amount and (ii) the cost to the Company of providing the automobile to the Executive, as provided in Section 3.9, for the 12 months immediately preceding the date of termination. The lump sum severance payment shall be paid on the Company’s first payroll date after the Executive’s signing the release described in Section 5.4 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16; provided, however, that in the event that the time period for return of the release and expiration of the applicable revocation period begins in one taxable year and ends in a second taxable year, such payment shall not be made until the second taxable year if necessary to comply with Section 409A of the Code.

(c) to the fullest extent permitted by the Company’s then-current benefit plans, continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of 12 months after termination or until the Executive secures coverage from new employment. The period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 12-month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination and nothing herein shall require the Company to be responsible for such items. If the Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of employee group welfare benefits (other than medical or dental benefits) shall be paid by the Executive until the earliest to occur of (i) the Executive’s death or (ii) the first day of the seventh month following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the first day of the seventh month following the Executive’s termination of employment, except that, as provided above, the Executive shall not receive reimbursement for any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination.

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(d) reimbursement of reasonable, documented outplacement expenses actually incurred by the Executive and directly related to the termination of the Executive’s employment with the Company, provided that (i) such expenses are incurred within the taxable year of the Executive’s termination of employment; (ii) the aggregate amount of reimbursement available for such outplacement expenses shall be $30,000; and (iii) reimbursement of such expenses shall be made by the Company within 10 business days after it receives documentation of such expenses from the Executive, provided that no reimbursements shall be made after the end of the taxable year following the taxable year in which the Executive’s employment with the Company ended.

(e) All stock options, stock appreciation rights or similar stock-based rights granted to the Executive shall vest in full and become immediately exercisable, any risk of forfeiture included in restricted or other stock grants previously made to the Executive shall immediately lapse, and all vested stock options granted to the Executive under the Plans, including such stock options that become vested pursuant to this Section 5.1(e), shall remain exercisable until the earlier of (i) two years from the date of termination or (ii) the latest date that each stock option would otherwise expire pursuant to the terms of the applicable award agreement had the Executive’s employment with the Company not terminated. The extension of the exercise period set forth in this Section 5.1(e) shall occur notwithstanding any provision in the Plans or any related award agreements that provide for a lesser vesting or shorter period for exercise upon termination by the Company without Cause or Good Reason Termination; provided, however, and for the avoidance of doubt, nothing in this Agreement shall be construed as or imply that this Agreement does or can grant greater rights than are allowed under the terms and conditions of the Plans.

Any payments by the Company under Section 5.1(b) above pursuant to a termination under Section 4.2 or 4.3 shall be reduced by any payments received by the Executive pursuant to any of the Company’s employee welfare benefit plans providing for payments in the event of death or Disability to the extent such reduction is permitted by, and does not trigger an impermissible change in time or form of payment under, Section 409A of the Code.

7. Section 5.3 of the Agreement is hereby deleted in its entirety.

8. The definition of “Good Reason” set forth in Exhibit A of the Agreement is hereby amended by deleting said definition in its entirety and substituting in lieu thereof the following new definition:

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“Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (i) any duties, functions or responsibilities are assigned to the Executive that are materially inconsistent with the Executive’s duties, functions or responsibilities with the Company or the Subsidiary as contemplated or permitted by Section 1.1; (ii) material diminution in the Executive’s duties; (iii) the base salary of the Executive is materially reduced, unless a reduction in accordance with Section 2.2; (iv) there is a material adverse change or termination of the Executive’s right to participate, on a basis substantially consistent with practices applicable to senior executives of the Company generally, in any bonus, incentive, profit-sharing, stock option, stock purchase, stock appreciation, restricted stock, discretionary pay or similar policy, plan, program or arrangement of the Company, or any material adverse failure to provide the compensation and benefits contemplated by Sections 2.3, 2.4 and Article III, except where necessary to avoid the imposition of any additional tax under Section 409A of the Code; (v) there is a material termination or denial of the Executive’s right, on a basis substantially consistent with practices applicable generally to senior executives of the Company, to participate in and receive service credit for benefits as provided under, all life, accident, medical payment, health and disability insurance, retirement, pension, salary continuation, expense reimbursement and other employee and perquisite policies, plans, programs and arrangements that generally are made available to senior executives of the Company, except for any arrangements that the Board adopts for select senior executives to compensate them for special or extenuating circumstances or as needed to comply with applicable law or as necessary to avoid the imposition of any additional tax under Section 409A; (vi) any material breach by the Company of its representations under Section 7.7(b), or the guaranty by Subsidiary on the signature page of the Agreement; (vii) relocation of the Executive’s principal place of employment to a place that increases his one-way commute by more than fifty (50) miles as compared to the Executive’s then-current principal place of employment immediately prior to such relocation; or (viii) the purchaser of the Company’s assets or common stock in a Change in Control or the surviving entity of a Change in Control does not offer the Executive a Comparable Offer of Employment. The Executive shall not have “Good Reason” for purposes of (viii) of this definition, if the Executive receives a Comparable Offer of Employment, but refuses to accept such offer.

9. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

10. In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Second Amendment to Amended and Restated Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ James J. Barry
Name:	James J. Barry
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Craig Shore
Craig Shore